Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Multi-Currency Short-Term Government Income Fund
333-140868
811-22018

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, and additionally adjourned to November 8, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement, and to ratify the selection of PricewaterhouseCoopers LLP as the funds independent registered public accounting firm.

Voting results for the new investment management agreement are as follows:

To approve a new
 investment
management
agreement

 Common Shares

   For

                     19,950,386

   Against
                          847,647

   Abstain

                          766,451

   Broker Non-
Votes

                       2,826,126

      Total

                     24,390,610





Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013090